Exhibit 10.1

VIA HAND DELIVERY

January 17, 2019

Michael Falvey

Dear Mike:

As we discussed, your employment with Karyopharm Therapeutics Inc. (the “Company”) will end effective January 18, 2019 (the “Resignation Date”). As we also discussed, you will be eligible to receive the severance benefits described in paragraph 1 below if you (i) sign and return this letter agreement (the “Agreement”) to me by January 18, 2019 (but no earlier than the Resignation Date) and comply with all terms hereof, and (ii) sign and return the Additional Release attached hereto as Attachment A no later than February 7, 2019, and do not revoke your agreement to the Additional Release (attached hereto as Attachment A). By signing and returning this Agreement and the Additional Release (and not revoking the Additional Release), you will be entering into binding agreements with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the releases of claims set forth in paragraph 2 and the Additional Release. Therefore, you are advised to consult with an attorney before signing this Agreement and the Additional Release, and you have been given a reasonable amount of time to do so.

Although your receipt of the severance benefits is expressly conditioned on you entering into this Agreement and the Additional Release, the following will apply regardless of whether or not you timely sign and return this Agreement and timely sign, return, and do not revoke the Additional Release:

•

As of the Resignation Date, all salary payments from the Company will cease and any benefits you had as of the Resignation Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law.

•	You will receive on or before the Resignation Date payment for your final wages and any unused vacation time accrued through the Resignation Date.

•

You may, if eligible and at your own cost (unless otherwise stated in paragraph 1 below), elect to continue receiving group medical insurance pursuant to the “COBRA” law. Please consult the COBRA materials to be provided under separate cover for details regarding these benefits.

•

You are obligated to keep confidential and not to use or disclose any and all non-public information concerning the Company that you acquired during the course of your employment with the Company, including any non-public information concerning the Company’s business affairs, business prospects, and financial condition, except as otherwise permitted by paragraph 10 below. Further, you remain subject to your continuing confidentiality, non-competition, and non-solicitation obligations to the Company as set forth in the September 11, 2017

Non-Disclosure and Inventions Assignment, Non-Competition and Non-Solicitation Agreement (the “Restrictive Covenant Agreement”) you previously executed for the benefit of the Company, which remains in full force and effect.

•	Any and all outstanding equity awards previously granted to you by us shall be treated in accordance with the applicable equity plans and award agreements.

If you elect to timely sign and return this Agreement and the Additional Release and do not timely revoke your acceptance of the Additional Release (as described therein), the following terms and conditions will also apply:

1.    Severance Benefits –The Company will provide you with the following severance benefits (the “severance benefits”):

a.

Severance Pay. The Company will pay to you $202,000, less all applicable taxes and withholdings, as severance pay (an amount equivalent to six months of your current base salary). The severance pay will be paid in 12 equal semi-monthly installments in accordance with the Company’s regular payroll practices, but in no event shall payments begin earlier than the Company’s first payroll date following expiration of the Revocation Period for the Additional Release (as described therein).

b.

2018 Annual Performance-Based Cash Incentive. The Company will pay to you, as your annual performance-based cash incentive for fiscal year 2018, $173,417, less all applicable taxes and withholdings (the “2018 Bonus”). The 2018 Bonus will be paid at such time as Company employees receive their 2018 cash incentive payments, but in no event earlier than the Company’s first payroll date following expiration of the Revocation Period for the Additional Release.

c.

Consulting Relationship. Upon the Resignation Date, you and the Company shall enter into the Consulting Agreement attached hereto as Attachment B. In consideration of the Services (as defined in the Consulting Agreement) performed and rights granted by you under the Consulting Agreement any and all outstanding and unvested equity awards previously granted to you by the Company will continue to vest in accordance with the applicable equity plans and/or award agreements until April 18, 2019 provided that you render Services to the Company pursuant to the Consulting Agreement until such date and, upon cessation of Services under the Consulting Agreement, any and all outstanding and vested equity awards will remain exercisable for three months thereafter in accordance with the applicable equity plans and/or award agreements.

d.

COBRA Benefits. Should you timely elect and be eligible to continue receiving group health insurance pursuant to the “COBRA” law, the Company will, until the earlier of (x) July 31, 2019, and (y) the date on which you obtain alternative coverage (as applicable, the “COBRA Contribution Period”), continue to pay the share of the premiums for such coverage to the same extent it was paying such premiums on your behalf immediately prior to the Resignation Date. The remaining balance of any premium costs during the COBRA Contribution Period, and all premium costs thereafter, shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You agree that, should you obtain alternative medical and/or dental insurance coverage prior to July 31, 2019, you will so inform the Company in writing within five (5) business days of obtaining such coverage.

You will not be eligible for, nor shall you have a right to receive, any payments or benefits following the Resignation Date other than as set forth in this paragraph.

2.    Release of Claims – In consideration of the severance benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act, Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, and the Employee Retirement Income Security Act, all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, the September 9, 2017 employment letter by and between you and the Company); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims does not prevent you from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and you further waive any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding). Notwithstanding any other term in this Agreement, you are not releasing any claims or rights you may have for defense and/or indemnification under state or other law or the governing documents of the Company, or under any indemnification agreement with the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when you were a director, officer, employee or agent of the Company; provided, however, that (x) the Company’s acknowledgement is not a concession, acknowledgment, or guaranty that you have any such rights to defense, indemnification or coverage in a particular matter, and (y) the Company retains any defenses it may have to such defense, indemnification or coverage.

3.    Continuing Obligations – You acknowledge and reaffirm your confidentiality and non-disclosure obligations discussed on page 1 of this Agreement, as well as the obligations set forth in the Restrictive Covenant Agreement, which survive your separation from employment with the Company. For clarification, but not limitation, this means that you acknowledge and reaffirm that you are prohibited from competing with the Company or soliciting any current employee of the Company (as more fully described in Section 5 of the Restrictive Covenant Agreement).

4.    Resignation as Officer – You hereby resign from your employment and officer position with the Company, and as a director and/or officer of any and all subsidiaries of the Company, effective as of the Resignation Date. Further, you hereby irrevocably appoint the Company to be your attorney-in-fact to execute any documents and do anything in your name and on your behalf necessary to effect your ceasing to serve as an officer or employee of the Company or as a director or officer of any subsidiary of the Company.

5.    Non-Disparagement – You understand and agree that, to the extent permitted by law and except as otherwise permitted by paragraph 10 below, you will not, in public or private, make any false, disparaging, derogatory or defamatory statements, online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the Company’s business affairs, business prospects, or financial condition. In return, the Company will instruct its directors and officers not to, in public or private, make any false, disparaging, derogatory or defamatory statements, online (including without limitation, on any social media, networking, or employee review site) or otherwise, to any third party regarding you.

6.    Company Affiliation – You agree that, following the Resignation Date, you will not hold yourself out as an officer or employee of the Company, and you agree to update any directory information that indicates you are currently affiliated with the Company. Without limiting the foregoing, you confirm that, within five days following the Resignation Date, you will update any and all social media accounts (including, without limitation, LinkedIn, Facebook, Twitter and Four Square) to reflect that you are no longer employed by the Company.

7.    Return of Company Property – Other than materials required to perform your responsibilities under the Consulting Agreement, you confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, flash drives and other storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification, and any other Company owned property in your possession or control, and that you have left intact all, and have otherwise not destroyed, deleted, or made inaccessible to the Company any, electronic Company documents, including, but not limited to, those that you developed or helped to develop during your employment, and that you have not (a) retained any copies in any form or media; (b) maintained access to any copies in any form, media, or location; (c) stored any copies in any physical or electronic locations that are not readily accessible or not known to the Company or that remain accessible to you; or (d) sent, given, or made accessible any copies to any persons or entities that the Company has not authorized to receive such electronic or hard copies. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts.

8.    Business Expenses and Final Compensation – You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages including overtime, bonuses, commissions, and accrued, unused vacation time, and that no other compensation is owed to you except as provided herein.

9.    Confidentiality – You understand and agree that, to the extent permitted by law and except as otherwise permitted by paragraph 10 below, the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company.

10.    Scope of Disclosure Restrictions – Nothing in this Agreement prohibits you from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies or participating in government agency investigations or proceedings. You are not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information you obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

11.    Cooperation– You agree that, to the extent permitted by law, you shall cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel, at reasonable times and locations designated by the Company, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding and to act as a witness when requested by the Company. You further agree that, to the extent permitted by law, you will notify the Company promptly in the event that you are served with a subpoena (other than a subpoena issued by a government agency), or in the event that you are asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company. In regards to this paragraph 11, the Company agrees (i) to compensate you at a reasonable hourly rate for any time spent by you (except time spent testifying under oath) as it relates to your obligations pursuant to paragraph 11; provided, however, that the Company is only required to provide such compensation to you if the time spent by you exceeds an aggregate of ten (10) hours and occurs following the termination of the Consulting Agreement, and (ii) to reimburse you for any and all expenses incurred by you as it relates to your obligations pursuant to this paragraph 11.

12.    Reimbursement of Legal Fees. The Company agrees to reimburse you, within thirty (30) days following the expiration of the Revocation Period, for up to $3,000.00 of reasonable, documented legal expenses incurred by you in connection with the negotiations and discussions resulting in this Agreement.

13.    Amendment and Waiver – This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

14.    Validity – Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

15.    Nature of Agreement – You understand and agree that this Agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

16.    Acknowledgments and Voluntary Assent – You acknowledge that you have been given a reasonable amount of time to review this Agreement and that the Company is hereby advising you to consult with an attorney of your own choosing prior to signing it. You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Agreement, and that you fully understand the meaning and intent of this Agreement. You further state and represent that you have carefully read this Agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

17.    Applicable Law – This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

18.    Entire Agreement – This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, and commitments in connection therewith (including, without limitation, the September 9, 2017 employment letter by and between you and the Company).

19.    Tax Acknowledgement – In connection with the severance benefits provided to you pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such severance benefits under applicable law. You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of any of the severance benefits set forth in paragraph 1 of this Agreement.

Very truly yours,

By:	/s/ Christopher B. Primiano
Christopher B. Primiano
EVP, Chief Business Officer, General Counsel and Secretary

I hereby agree to the terms and conditions set forth above.

/s/ Michael Falvey	January 17, 2019
Michael Falvey	Date

To be returned in a timely manner as set forth on the first page of this Agreement.

Attachment A

Additional Release

In consideration for the severance benefits set forth in the Agreement to which this Additional Release is attached as Attachment A, which I would not otherwise be entitled to receive, I, on behalf of myself and anyone who might claim through me, irrevocably and unconditionally hereby release, waive, discharge and hold harmless the Released Parties (as defined in the Agreement) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), arising under the Age Discrimination in Employment Act (“ADEA”) or the Older Workers Benefit Protection Act (“OWBPA”). Excluded from this Additional Release, however, are any rights I may have to file a charge with, cooperate with, or participate in any investigation or proceeding before, the EEOC or a state fair employment practices agency (although I do release and waive, and agree not to seek or accept, any monetary payment or other individual relief in connection with any such charge, investigation or proceeding).

I acknowledge that I have been given at least 21 days to consider, sign and return this Additional Release, and that if I am signing and returning the Additional Release before the 21-day period, I have done so voluntarily and freely elected not to take the entire time allowed in order to obtain sooner the benefits set forth in the Agreement. I understand that I have seven days after the date I sign this Additional Release to change my mind and revoke it by notifying the Company in writing of my intent to so revoke (the “Revocation Period”). I acknowledge that I am hereby advised to consult with an attorney of my choice before signing this Additional Release.

I acknowledge that by entering into this Additional Release I am waiving any and all rights or claims I might have under the ADEA or OWBPA, and that I have received consideration beyond that to which I was otherwise entitled. I hereby provide this Additional Release as of the date below and acknowledge that I will not be entitled to receive the severance benefits set forth in the Agreement unless this Additional Release becomes effective and enforceable.

January 17, 2019	/s/ Michael Falvey
Date	Michael Falvey

Attachment B

Consulting Agreement

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), effective as of January 18, 2019 (the “Effective Date”), is entered into between Karyopharm Therapeutics Inc. (the “Company”) and Michael Falvey (the “Consultant”). The Consultant and Company are referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

WHEREAS, Company wishes to engage the Consultant to provide certain advisory and other consulting services to Company, and the Consultant wishes to provide such services to Company, in each case subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth in this Agreement, the Parties agree as follows:

1.

Engagement and Performance of Services. Company hereby engages the Consultant to perform the consulting services as described under the heading Services in Exhibit A (the “Services”). The Consultant shall perform the Services at Company’s facilities, or at other locations as mutually agreed upon by the Parties. With the approval of the Company, the Services may also be provided by telephone or video conference. In performing the Services, the Consultant shall comply with all applicable laws and regulations, and shall perform Services in a manner that is consistent with relevant industry and professional standards.

2.

Consideration. In full consideration of the Services performed and rights granted by the Consultant under this Agreement any and all outstanding and unvested equity awards previously granted to Consultant by the Company will continue to vest and be exercisable in accordance with the applicable equity plans and/or award agreements until April 18, 2019 provided that the Consultant renders Services to the Company pursuant to this Agreement until such date and any and all outstanding and vested equity awards will remain exercisable for three months following the end of the Term (as defined in Section 8(a)) in accordance with the applicable equity plans and/or award agreements. For avoidance of doubt, any and all outstanding equity awards previously granted to Consultant by the Company that remain unvested as of April 18, 2019 shall be forfeited immediately. In addition, the Company shall reimburse the Consultant for all reasonable and necessary expenses incurred or paid by the Consultant, at Company’s request and with Company’s prior written approval, in connection with the Consultant’s performance of the Services, subject, however, to any applicable Company expense policy provided to the Consultant. The Consultant shall not be entitled to any compensation or payment for the Services or with respect to Company’s use of the results of the Services or the grant of rights by the Consultant under this Agreement other than as set forth herein.

3.

Relationship of Parties. The Consultant shall perform the Services as an “independent contractor” and not as an employee or agent of Company. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, Company or to bind Company in any manner. The Consultant shall not be entitled to any benefits, coverage or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of Company. The Consultant will be fully responsible for all taxes, contributions and insurance coverage applicable to the Consultant.

4.	Non-Disclosure, Inventions Assignment, Non-Competition, and Non-Solicitation Obligations.

(a)

The Consultant acknowledges and reaffirms the obligations set forth in the September 11, 2017 Non-Disclosure and Inventions Assignment, Non-Competition and Non-Solicitation Agreement by and between Consultant and the Company (the “Restrictive Covenant Agreement”). For purposes of the Restrictive Covenant Agreement, the Parties acknowledge and agree that the Business Relationship between the Parties will continue for the Term of this Agreement.

(b)

Scope of Disclosure Restrictions. Nothing in this Agreement or elsewhere (including the Restrictive Covenant Agreement) prohibits either Party from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings. Neither Party is required to notify the other Party of any such communications; provided, however, that nothing herein authorizes the disclosure of information one Party obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding Consultant’s confidentiality and nondisclosure obligations, Consultant is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

5.

Use of Third Party Facilities or Property. Except as Company may otherwise consent in writing, the Consultant agrees not to make any use of any funds, space, personnel, facilities, equipment, employees or other resources of a third party, in performing the Services, nor to take any other action that would result in a third party owning or having a right in the results of the Services or the Inventions. Without limiting the foregoing, the Consultant agrees that it will not utilize in the performance of any Services or incorporate into any deliverables or materials provided to Company: (i) any confidential information of the Consultant or any third party; or (ii) any technology, materials, know-how or

2

inventions, covered by proprietary rights of the Consultant or any third party, except as Consultant is freely permitted to do without further compensation by Company to the Consultant or any third party. In the event the Consultant incorporates any proprietary know-how, materials, inventions or technology of the Consultant into any Inventions or deliverables or other results of Services, the Consultant hereby grants to Company a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license (with a right to grant sublicenses) under Consultant’s intellectual property rights in such know-how, materials, inventions or technology solely to the extent necessary for Company to utilize the Inventions or deliverables or other results of Services for any purpose.

6.

Record Retention and Storage. In no event shall the Consultant dispose of any records or files generated by the Consultant in the course of providing Services (the “Records”) without first giving Company sixty (60) days’ prior written notice of the Consultant’s intent to do so and an opportunity to have the Records transferred to Company. Notwithstanding anything in this Section 6 to the contrary, the Consultant may retain copies of the Records to the extent necessary for compliance with applicable law or regulatory requirements, subject to the Consultant’s continuing obligations of confidentiality and restrictions on use under this Agreement, and Company’s right to access such retained Records, and have copies made upon reasonable notice to the Consultant.

7.	Representation, Warranties and Covenants.

(a)

No Conflict. The Consultant represents that, except as the Consultant has disclosed in writing to Company, the Consultant is not bound by the terms of any agreement with any employer or other party which are inconsistent with the provisions of this Agreement. The Consultant further represents that the Consultant’s performance of the Services, and the grant of rights specified in this Agreement, do not and will not conflict with, or breach any, agreement with any prior or existing employer or other entity (including without limitation any nondisclosure or non-competition agreement), and that the Consultant will not disclose to Company or induce Company to use any confidential or proprietary information or material belonging to any employer or others unless Consultant has a license to use such information and materials and to allow Company to use such information and materials.

(b)

No Debarment. The Consultant has not been, and is not under consideration to be, excluded, suspended, debarred or otherwise declared ineligible to participate in federal healthcare programs, federal procurement or non-procurement programs, or from any other activities or programs related to the Services contemplated by this Agreement, including debarment under the provisions of the Generic Drug Enforcement Act of 1992, as amended from time to time.

(c)

No Use of Name. Unless Company otherwise consents in writing, the Consultant shall not disclose to a third party the terms of this Agreement or the nature of the Services being provided to Company. Neither Party may use the other Party’s

3

name in any form of advertising or promotion, including press releases, without the prior written consent of the other Party, except Company may disclose that it has engaged the Services of the Consultant and may describe the nature of the Services. The provisions of this Section 7(c) shall not restrict a Party’s ability to use the other Party’s name in filings with the Securities and Exchange Commission, the United States Food and Drug Administration, or other governmental agencies, when required by applicable law or regulation to do so.

(d)

Not Employment Contract. The Consultant acknowledges that the Consultant is not an employee of the Company, that this Agreement does not constitute a contract of employment, and does not imply that the Company will continue this Agreement in effect for any period of time beyond its terms.

8.	Term; Termination.

(a)

Term. The term of this Agreement shall commence on the effective date of this Agreement as specified in the first paragraph and shall continue in effect until July 18, 2019, unless earlier terminated by either Party as set forth in Section 8(b) below (the “Term”).

(b)

Termination. Either Party may terminate this Agreement upon thirty (30) days’ prior written notice to the other Party. In addition, either Party may terminate this Agreement upon fifteen (15) days’ prior written notice to the other Party if such other Party has breached this Agreement and fails to cure the breach during the notice period. In the event of termination by either Party as permitted under this Agreement, Company shall direct the Consultant as to whether the Consultant shall stop performing the Services immediately or shall continue such performance for all or part of the applicable notice period.

(c)

Survival. The termination or expiration of this Agreement shall not affect the rights or obligations which have accrued prior to the effective date of such termination or expiration. Sections 4, 6, 7(c), 8, and 12 of this Agreement shall survive any termination or expiration of this Agreement.

9.

Notice. All notices required or permitted under this Agreement will be in writing and will be given by addressing the same to, in the case of the Consultant, the home address of the Consultant and, in the case of the Company, the address of the Company’s corporate headquarter or at such other address as the recipient may specify in writing under this procedure. Notices will be deemed to have been given (i) three (3) business days after deposit in the U.S. mail with proper postage for first class registered or certified mail prepaid, return receipt requested; or (ii) one (1) business day after being sent by an internationally recognized courier service for next day delivery. Notices to Company must be marked “Attention: Chief Executive Officer”.

10.	Assignment; No Subcontracting. This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns. The

4

Consultant may not assign, subcontract or delegate any of the Consultant’s rights or obligations under this Agreement without the prior written consent of Company. Company may assign this Agreement to any of its affiliates or to any successor by law or by merger, acquisition or sale of assets, provided that any such assignee shall assume all obligations of Company under this Agreement.

11.

Severability. Each and every provision set forth in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable by virtue of the fact that, for any reason, any other provision may be invalid or unenforceable in whole or in part. If any provision of this Agreement is invalid or unenforceable for any reason whatsoever, that provision will be appropriately limited and reformed to the maximum extent provided by applicable law. If the scope of any restriction contained herein is too broad to permit enforcement to its full extent, then such restriction will be enforced to the maximum extent permitted by law so as to be judged reasonable and enforceable. If, as a result of the unenforceability of a provision or any limitation on enforceability, the intent of the parties in entering into this Agreement is materially affected, the parties will negotiate in good faith to amend this Agreement to as close as possible implement the original intent of the parties.

12.	Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts, without reference to the state’s conflict-of-laws principles.

13.	Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to its subject matter.

14.

Waivers. No delay or omission by a Party in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by a Party will be effective only if contained in a written document signed by such Party. A waiver or consent given by a Party on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

15.	Amendments. No amendment of this Agreement shall be binding unless executed in writing by both Parties.

[Signature Page Follows]

5

IN WITNESS WHEREOF, Company and the Consultant have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

KARYOPHARM THERAPEUTICS INC.		CONSULTANT:

By:		By:
Name:	Christopher Primiano	Name:	Michael Falvey
Title:	EVP, Chief Business Officer, General Counsel and Secretary

6

Exhibit A

I.	DESCRIPTION OF SERVICES

Consultant shall provide assistance to the Company, as from time to time reasonably requested by members of the Company’s finance organization or the Company’s Chief Executive Officer or Chief Business Officer, in any area related to the financial matters of the Company and its subsidiaries, including, without limitation, financial accounting systems, stock plan management, accounting, leased property management, budgeting, payroll, taxes and banking.

Consultant shall devote up to 20 hours per month to providing Services.

7